ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Garth Russell
Ken Chymiak (9l8) 25l-9121	(212) 896-1250
Scott Francis (9l8) 25l-9121	grussell@kcsa.com

ADDvantage Technologies Results for First Quarter of Fiscal 2010
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Total Revenue of $10.2 Million and Net Income of $0.08 per share

BROKEN ARROW, Oklahoma, February 12, 2010 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), today announced its results for the three month period ended December 31, 2009.

Revenue for the three month period ended December 31, 2009 was $10.2 million compared to $12.8 million in the same period a year ago, a decrease of 20%.  Revenue from new and refurbished equipment sales declined $2.5 million as a result of the downturn in the economy.  Specifically, the Company’s customers continue to control spending on all non-essential investments in equipment.  In addition, while the general economy has started to show some signs of recovery, the macro-economic factors that drive ADDvantage’s sales – including the housing market, consumer confidence and unemployment – have not materially changed.   Service revenue also declined by $0.1 million compared to the same period last year primarily due to efforts by our customers to conserve cash by limiting the authorization for equipment repairs due to the downturn in the economy, largely offset by our efforts to promote and expand our repair business.

Net income attributable to common stockholders in the first quarter of fiscal 2010 was $0.9 million, or $0.08 per diluted share, as compared to $1.0 million, or $0.09 per diluted share, in the year-earlier period.

Ken Chymiak, ADDvantage Technologies Group President and CEO, commented, “The cost reduction efforts that we have put into place continue to offset much of the economic pressures impacting our inventory sales and help us to remain profitable.  As a result, we reported net income of approximately $0.08 per diluted share for the quarter ended December 31, 2009.  In addition, we have reduced inventory by $1.2 million since September 30, 2009 and reported $3.2 million in cash and cash equivalents as of December 31, 2009.”

“As the economy improves and the credit crisis eases, we expect that our customers will restart or initiate the plant expansions and bandwidth upgrades they put on hold due to the recession.  As this occurs, we are ready to meet their equipment and service needs,” concluded Mr. Chymiak.

Earnings Conference Call

As previously announced, the Company’s earnings conference call is scheduled for 12:00 p.m. Eastern Time on Friday, February 12, 2010. The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetech.com. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast. The dial-in number for the conference call is (800) 580-5053 or (913) 981-4901 for international participants.  All dial-in participants must use the following code to access the call: 4651891. Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through February 17, 2010 at (888) 203-1112 (domestic) or (719) 457-0820 (international). Participants must use the following code to access the replay of the call: 4651891. The online archive of the webcast will be available on the Company's website for 30 days following the call.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of new and used system-critical network equipment and hardware from leading manufacturers, including Cisco, formerly Scientific-Atlanta, and Motorola, as well as operating a national network of technical repair centers.  The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Nebraska, Tulsat-Texas, Tulsat-West, NCS Industries, ComTech Services and Broadband Remarketing International.  For more information, please visit the corporate web site at www.addvantagetech.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

(Tables follow)

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended December 31,
	2009	2008
Total net sales	$10,219,221	$12,800,006

Income from operations	$1,599,573	$1,791,859

Net income attributable to common shareholders	$859,639	$954,146

Earnings per share:
Basic	$0.08	$0.09
Diluted	$0.08	$0.09
Shares used in per share calculation:
Basic	10,116,820	10,219,027
Diluted	10,120,085	10,221,026

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2009 (unaudited)	September 30, 2009 (audited)
Assets
Current assets:
Cash and cash equivalents	$3,177,913	$700,004
Accounts receivable, net of allowance	3,554,039	4,199,136
Income tax refund receivable	–	88,411
Inventories, net of allowance for excess and obsolete
inventory	31,924,663	33,166,624
Deferred income taxes	1,358,000	1,282,000
Prepaid expenses	61,089	107,423
Total current assets	40,075,704	39,543,598

Net property and equipment	7,464,903	7,556,667
Total other assets	2,202,968	2,332,281

Total assets	$49,743,575	$49,432,546

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,533,881	$2,523,143
Accrued expenses	766,001	1,095,822
Income tax payable	296,209	–
Notes payable – current portion	1,863,767	1,863,767
Total current liabilities	5,459,858	5,482,732

Notes payable	13,526,932	13,992,873
Other liabilities	892,705	1,049,685

Shareholders’ equity	29,864,080	28,907,256

Total liabilities and shareholders’ equity	$49,743,575	$49,432,546